UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 8, 2006

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2006, the Board of Directors of Quaker Chemical Corporation (the “Company”) approved the material terms of an amended and restated Quaker Chemical Corporation Supplemental Retirement Income Program, effective January 1, 2005 (the “Plan”). The Board of Directors authorized Ronald J. Naples to finalize the Plan, although Mr. Naples may not change any material terms of the Plan. The Plan was originally adopted by the Company on November 6, 1984 and was previously amended on November 9, 1989.

The Board took this action following a lengthy review process, the purpose of which was to modernize and better tailor the Plan to the Company’s current needs. The review process included benchmarking similar plans among peer companies, development of plan design, analysis of financial impact, funding and legal issues and assessment of the need to grandfather certain of the provisions for senior executives currently participating in the Plan.

The Plan is a nonqualified supplemental retirement plan for the benefit of select officers of the Company (other than Mr. Naples) who are designated by the Compensation/Management Development Committee as eligible to participate. The officers currently eligible to participate in the Plan are listed in the table below (the “Original Participants”).

The Plan provides an annual benefit of fifty percent (50%) of the participant’s average annual compensation, reduced by three offsets and further reduced if the participant completes fewer than thirty (30) years of service. This benefit is payable over the participant’s lifetime, starting within 7 months after the participant’s retirement (on account of disability, after attaining age 65, or after attaining age 62 and completing 10 years of service). If a participant terminates employment before retirement, the vested Plan benefit is payable once the participant attains age 65.

A participant becomes fully vested in his Plan benefit after completing five (5) years of participation (measured from a participation date designated by the Committee). If the participant is employed by the Company at the time of his death or disability, when a change in control occurs, or when the Plan is terminated, the participant will become fully vested in his Plan benefit even if he has not completed five years of participation.

Average annual compensation is the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts are the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the Quaker Chemical Corporation Pension Plan, and the aggregate amount of the qualified nonelective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. If the participant receives an early retirement benefit (after attaining age 62 and completing 10 years of service), the offsets are determined as of the first day of the month after the participant’s separation from service. Otherwise, the offsets are determined as of the participant’s 65th birthday. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

An Original Participant, however, is guaranteed a minimum benefit under the Plan (if he satisfies the vesting requirements) equal to the greater of:

(1) If the Original Participant is employed by the Company when he attains age 55, the benefit payable under the formula set forth in the Plan as in effect prior to January 1, 2005 based on the Original Participant’s salary plus bonus and years of employment when he attains age 55; or

(2) The sum of the benefit the Original Participant would have accrued as of December 31, 2006 under the formula set forth in the Plan as in effect prior to January 1, 2005 based on the Original Participant’s salary plus bonus and years of employment at December 31, 2006 (this amount is listed in the table below), plus the benefit the Original Participant accrues under the generally applicable Plan formula, but disregarding service completed before 2007.

Plan benefits are normally paid in the form of a single life annuity, but a participant may elect a joint and survivor annuity or, in certain circumstances, installments over three years. However, a participant’s vested Plan benefit will be paid in a lump sum under the following circumstances: (1) if the present value of the benefit does not exceed $30,000 (payable within 7 months after termination of employment); (2) a change in control (payable on the date of the change in control); (3) a failure to satisfy section 409A of the Internal Revenue Code (payable shortly after the failure is identified); or (4) termination of the Plan (as permitted by section 409A of the Internal Revenue Code). If a participant dies before starting to receive his Plan benefit, the participant’s vested Plan benefit is paid to his beneficiary in a lump sum shortly after the participant’s death.

The Company may set aside assets to pay Plan benefits in a so-called “rabbi trust” under which the participants continue to be general and unsecured creditors of the Company. The Company expects that the annual expense for this Plan for the Original Participants and the only current participants to be less than it would be if calculated under the Plan prior to it being amended and restated.

Original Participants

Name and Principal Position	Age[1]	Years of Service[1]	Years of Participation[1]	Minimum Monthly Benefit at December 31, 2006[2]
Michael F. Barry, Senior Vice President and Managing Director – North America	49	8	8	$4,795
D. Jeffry Benoliel, Vice President, Secretary and General Counsel	48	12	2	$2,405
Neal E. Murphy, Vice President and Chief Financial Officer	50	3	2	$4,276

[1]	At December 31, 2006.
[2]	Benefit payable at age 65 in the form of a single life annuity if the Original Participant satisfies the vesting requirements set forth above, and continues earning current base compensation through December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Registrant

Date: November 14, 2006	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President, Secretary and General Counsel